EXHIBIT 99.1

Contact:

Gregory Ayers Chief Executive Officer (858) 909-2200 gayers@cryocor.com	Stephanie Carrington/Jason Rando (646) 536-7017/7025 scarrington@theruthgroup.com jrando@theruthgroup.com

For Immediate Release

CryoCor Reports Second Quarter Results

Provides Update on Clinical Trials

Business Highlights:

•	Submitted Premarket Approval (PMA) Application to FDA for CryoCor Cardiac Cryoablation System for the treatment of atrial flutter
•	Enrollment in pivotal trial for atrial fibrillation reaches 61 patients
•	Net proceeds of $35.5 million raised in July initial public offering

San Diego, CA, August 26, 2005 – CryoCor, Inc. (Nasdaq:CRYO), a medical device company focused on the treatment of cardiac arrhythmias, today provided an update on its clinical progress in pivotal trials for its Cardiac Cryoablation System to treat atrial fibrillation. The Company also reported its financial results for the three months ended June 30, 2005.

Clinical Trials Update

In July, CryoCor submitted the fourth and final module for its pivotal study for the use of its Cardiac Cryoablation System to treat atrial flutter, completing the submission for a pre-market approval, or PMA, with the U.S. FDA. In August, the Company was informed by the FDA that it had completed the initial review of the PMA and was prepared to enter the next phase of its review. CryoCor believes this is a significant milestone in its goal of securing FDA approval in 2006.

The Company is also conducting clinical trials for the treatment of atrial fibrillation using its Cardiac Cryoablation System. The Company continues to enroll patients in the pivotal trial to evaluate the safety and efficacy of its Cardiac Cryoablation System for the treatment of atrial fibrillation and as of August 24, 2005, 61 patients had been enrolled at 14 clinical sites. Based upon a projected patient enrollment rate of 10 patients per month, enrollment in the 160-patient clinical trial is expected to be completed by mid-2006, with an expected PMA submission to the FDA in mid-2007.

Gregory Ayers, Chief Executive Officer, said, “We look forward to our discussions with the FDA to secure premarket approval to market our Cardiac Cryoablation System for the treatment of atrial flutter in the United States. Patient enrollment in our atrial fibrillation pivotal trial is going well and as planned. We continue to believe the safety of our cryoablation system provides a major competitive advantage over heat-based ablation systems. Our goal is to receive pre-market approval in 2006 and to subsequently commercialize our Cardiac Cryoablation System in the United States.”

Atrial flutter and atrial fibrillation represent the two most common cardiac arrhythmias, afflicting over 200,000 and 500,000 new patients, respectively, in the United States each year. Drug therapy remains the primary treatment for patients with atrial fibrillation, despite reported efficacy rates of 30 to 50% and significant complication rates. There are no minimally-invasive treatment options currently approved by the FDA, and over $9 billion is spent annually in the United States on drug-based therapy and other disease-related healthcare costs treating patients with this disease.

Financial Review

CryoCor markets its Cardiac Cryoablation System in Europe, where it has received CE mark approval. Revenues for the three and six months ended June 30, 2005 were $201,000 and $530,000 respectively, compared to $160,000 and $317,000 for the same periods in 2004. The revenue increase was primarily due to a modest increase in catheter shipments in 2005. Second quarter 2005 revenues were impacted by the recall of the Company’s Model 1200 catheter, resulting in a five week period during which catheters were not shipped or commercially available.

Cost of sales for the three and six months ended June 30, 2005 were $850,000 and $1.6 million respectively, compared to $639,000 and $1.3 million for the same periods in 2004. The increase reflected the increased sales activity during the related periods. It also included additional costs of approximately $200,000 to recall the Model 1200 catheter in Europe and to withdraw the use of the Model 1200 catheter from use in clinical trials in the United States during the three months ended June 30, 2005.

Research and development expenses for the three and six months ended June 30, 2005 were $2.4 million and $4.2 million respectively, compared to $1.9 million and $3.6 million for the same periods in 2004. The increase for the three and six months ended June 30, 2005 was due to an increase in non-cash stock-based compensation expenses of $422,000 and $606,000, respectively.

General and administrative expenses for the three and six months ended June 30, 2005 were $1.4 million and $2.8 million, respectively, compared to $1.0 million and $2.0 million for the same periods in 2004. The increase for the three months ended June 30, 2005 was primarily related to an increase in non-cash stock-based compensation expenses of $198,000, and $109,000 in other compensation related costs. The increase for the six months ended June 30, 2005 was primarily due to an increase in non-cash stock-based compensation expenses of $395,000, and $317,000 in other compensation related costs.

The net loss applicable to common stockholders for three and six months ended June 30, 2005 were $6.1 million and $11.2 million respectively, compared to $4.4 million and $8.3 million for the same periods in 2004. Included in the net loss applicable to common stockholders for the three and six months ended June 30, 2005 were dividends and accretion to redemption value of Series D redeemable convertible preferred stock as well as cumulative dividends on Series C preferred stock of $1.4 million and $2.8 million, respectively, compared to $1.0 million and $1.7 million for the same periods ended in 2004.

Cash and cash equivalents as of June 30, 2005 were $2.2 million, prior the completion of the initial public offering in July, which generated net proceeds of $35.5 million. After the sale of 3.7 million shares of common stock in the Company’s initial public offering and the conversion of all preferred shares to common shares, CryoCor had 10,598,319 shares of common stock outstanding.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The CryoCor System has been approved in Europe for the treatment of atrial fibrillation and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor is conducting a pivotal trial to evaluate the safety and efficacy of the CryoCor Cardiac Cryoablation System for the treatment of atrial fibrillation, and has submitted a PMA for the treatment of atrial flutter. For more information please visit the Company’s website at http://www.cryocor.com

Forward Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to the timing and potential receipt of regulatory approval for the CryoCor Cardiac Cryoablation System in the United States for use in treating atrial flutter and atrial fibrillation, the timing for when the Company will add additional clinical sites for and complete enrollment in its atrial fibrillation pivotal trial and submit a PMA for atrial fibrillation, and the period over which the Company’s existing cash reserves will be sufficient to fund its ongoing operations, all of which are prospective. Such statements are only predictions and reflect the Company’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with the Company’s ability to obtain regulatory approval in the United States for its Cardiac Cryoablation System for use in treating atrial flutter and atrial fibrillation within its anticipated timeframes, if at all; risks associated with the Company’s ability to add additional clinical sites for and complete enrollment in its atrial fibrillation pivotal trial and submit a PMA for atrial fibrillation within expected time frames; risks associated with the Company’s ability to successfully commercialize its Cardiac Cryoablation System in the United

States and elsewhere if its Cardiac Cryoablation System is approved for use in the United States; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; risks associated with the adequacy of the Company’s cash reserves; risks associated with the Company’s ability to obtain additional financing as necessary; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

CryoCor, Inc.

Condensed Consolidated Balance Sheets

(in thousands except share and per share amounts)

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets
Cash	$2,236	$5,436
Other current assets	775	976

Total current assets	3,011	6,412
Property and equipment, net	673	849
Other assets	2,128	227

Total assets	$5,812	$7,488

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,003	$454
Accrued liabilities	1,669	1,456
Deferred revenue	144	267
Current portion of long-term debt and capital lease obligations	33	1,082

Total current liabilities	2,849	3,259
Long-term debt, less current portion	6,427	1,084
Series D redeemable convertible preferred stock, 142,000,000 shares authorized, 138,975,873 issued and outstanding at December 31, 2004 and June 30, 2005 (unaudited); liquidation preference of $44,966 at June 30, 2005 (unaudited)	35,811	33,149
Stockholders’ equity
Series A, B and C convertible preferred stock, $0.001 par value; 7,958,311 shares authorized, 6,367,834 issued and outstanding at December 31, 2004 and June 30, 2005 (unaudited); liquidation preference of $21,593 at June 30, 2005 (unaudited)	6	6
Common stock, $0.001 par value, 12,903,225 shares authorized; 51,332 and 276,114 shares issued and outstanding at December 31, 2004, and June 30, 2005 (unaudited), respectively	—	—
Additional paid-in capital	28,072	24,609
Accumulated comprehensive income	126	151
Deferred Compensation	(6,223)	(4,568)
Accumulated deficit	(61,256)	(50,202)

Total stockholders’ equity	(39,275)	(30,004)

Total liabilities and stockholders’ equity	$5,812	$7,488

Consolidated Statements of Operations

(in thousands except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Product sales	$201	$160	$530	$317
Operating expenses:
Cost of sales	850	639	1,567	1,297
Research and development (1)	2,367	1,855	4,156	3,589
Selling, general and administrative (1)	1,426	1,032	2,820	1,964

Total costs and expenses	4,643	3,526	8,543	6,850

Loss from operations	(4,442)	(3,366)	(8,013)	(6,533)

Interest income	25	20	45	38
Interest expense	(335)	(41)	(424)	(85)

Net loss	(4,752)	(3,387)	(8,392)	(6,580)
Dividends and accretion to redemption value of redeemable convertible preferred stock	(1,334)	(920)	(2,662)	(1,624)
Cumulative dividends on Series C preferred stock	(43)	(60)	(102)	(120)

Net loss attributable to common stockholders	$(6,129)	$(4,367)	$(11,156)	$(8,324)

Basic and diluted net loss per share attributable to common stockholders	$(41.27)	$(195.95)	$(101.59)	$(373.89)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	148,518	22,286	109,815	22,263

Pro forma basic and diluted net loss per share attributable to common stockholders (2)	$(0.95)	$(1.03)	$(1.75)	$(2.26)

Pro forma shares used to compute basic and diluted net loss per share attributable to common stockholders (2)	6,462,046	4,259,908	6,392,413	3,675,144

(1) Includes non-cash stock-based compensation expense as follows:

Research and development	$423	$1	614	$8
Selling, general and administrative	198	—	398	3

	$621	$1	$1,012	$11

(2)	Pro forma basic and diluted net loss per share is calculated by dividing the net loss applicable to stockholders by the weighted average common shares outstanding during the period, which includes the conversion of our preferred stock into 6.6 million common shares upon our July 2005 initial public offering.